Exhibit 4.6

[FORM OF]

DYNATRONICS CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of [DATE OF GRANT] (the “Grant Date”) by and between Dynatronics Corporation, a Utah corporation (the “Company”) and [NAME OF EMPLOYEE/GRANTEE] (the “Employee”).

WHEREAS, the Company has adopted the 2018 Equity Incentive Plan (the “Plan”) under which awards of Restricted Stock may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
Grant of Restricted Stock. Pursuant to Section 7.4 of the Plan, the Company hereby issues to the Employee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, [NUMBER OF SHARES] shares of Common Stock of the Company (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.
Consideration. The grant of the Restricted Stock is made in consideration of [PURPOSE FOR GRANT/CONSIDERATION].

3.
Restricted Period; Vesting.

3.1.
The Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock
[VESTING SCHEDULE]	[VESTING RATE]

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

4.
Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Employee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Employee and all of the Employee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5.
Rights as Shareholder; Dividends.

5.1.
The Employee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

5.2.
The Company may issue stock certificates or evidence the Employee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests.

5.3.
If the Employee forfeits any rights he has under this Agreement in accordance with Section 3 of this Agreement, the Employee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6.
No Right to Continued Service on the Board. Neither the Plan nor this Agreement shall confer upon the Employee any right to be retained as an Employee of the Company or in any other capacity. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Employee’s Continuous Service at any time.

7.
Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Article 11 of the Plan.

8.
Tax Liability and Withholding.

8.1.
As a condition to the issuance of any Restricted Stock, the Company may withhold, or require the Employee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the grant or vesting of the Restricted Stock.

8.2.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Employee’s liability for Tax-Related Items.

9.
Section 83(b) Election. The Employee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Employee elects to make a Section 83(b) Election, the Employee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Employee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10.
Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Employee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.
Legends. A legend may be placed on any certificate or other document delivered to the Employee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

12.
Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13.
Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Utah without regard to conflict of law principles.

14.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or the Company to the Committee (excluding the Employee if the Employee serves on the Committee) for review. The resolution of such dispute by the Committee shall be final and binding on the Employee and the Company.

15.
Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Employee and the Employee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18.
Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Employee’s membership on the Board.

19.
Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Employee’s material rights under this Agreement without the Employee’s consent.

20.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.
Acceptance. The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Employee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Employee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the shares and that the Employee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DYNATRONICS CORPORATION
By: _____________________________________ Name:___________________________________ Title:____________________________________
[NAME OF EMPLOYEE/GRANTEE]
____________________________________ Signature:____________________________

Signature Page to Restricted Stock Award
Dynatronics Corporation